Exhibit 99.1

For Further Information Contact

Eddie Northen, (404) 888-2242

ROLLINS, INC. BOARD DIRECTOR BILL J. DISMUKE TO RETIRE, JERRY W. NIX ELECTED AS DIRECTOR

ATLANTA, GEORGIA, October 27, 2020: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced the retirement of Bill J. Dismuke, who joined the Rollins, Inc. Board in 1984. Gary W. Rollins stated, “I wish to personally thank Bill for his 36 years of dedicated leadership to Rollins. His guidance and service to the company have been invaluable.”

In addition, Jerry W. Nix has been elected to the Rollins, Inc. Board. Nix is the former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company. Prior to retiring in March 2013, Nix served as Chief Financial Officer for over 13 years and served in various other capacities with Genuine Parts before that time, including Senior Vice President, Finance. In additional to previously serving as a director of Genuine Parts, Nix was a director of Synovus Financial Corp. Currently, he serves on the Board of Directors of Marine Products Corporation and RPC, Inc.

Nix is also on various civic and non-profit boards, including Young Harris College, Cobb County Chamber of Commerce, Cobb-Marietta Coliseum and Exhibit Hall Authority, John and Mary Franklin Foundations, and on the Executive Committee for the Atlanta Area Council and Boy Scouts of America. Prior to joining Genuine Parts in 1978, Nix was an auditor with Ernst & Young and a pilot in the U. S. Air Force.

Gary W. Rollins stated, “we are pleased to welcome Jerry to our Board. His extensive financial and business experience will benefit Rollins for years to come.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the CEO’s belief that Jerry W. Nix’s financial and business experience will benefit the Company for years to come. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, the coronavirus (COVID-19) pandemic, the potential impact on global economic conditions and on capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company's operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019 and the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission for the quarters ended March 31, 2020 and June 30, 2020.